Exhibit 10.16

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 12, 2015 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts, 02466 (“Bank”), and SHOPIFY INC., a corporation organized under the laws of Canada (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under generally accepted accounting principles as in effect on the Effective Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon with any fees as and when due in accordance with this Agreement.

2.2 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Borrower may request that Bank make, and Bank agrees to make, Advances not exceeding the Availability Amount less any applicable Reserves. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(c) Prepayment; Reduction. Borrower may, upon written notice to Bank and without fee or penalty, (i) prepay any principal amount of Advances hereunder or (ii) reduce the amount of the Revolving Line.

2.3 Overadvances. If, at any time the outstanding principal amount of any Advances exceeds the lesser of the Revolving Line or the then applicable Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (the “Overadvance”) without fee or penalty. Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.4 Reserved.

2.5 Payment of Interest on the Credit Extensions.

(a) Advances. Subject to Section 2.5(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (i) one-quarter of one percent (0.25%) below the Prime Rate if the Adjusted Quick Ratio is equal to or greater than 2.00, or (ii) one-quarter percentage point (0.25%) above the Prime Rate if the Adjusted Quick Ratio is less than 2.00, which interest in both cases shall be payable monthly in accordance with Section 2.5(e) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Reserved.

(e) Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.6 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of $35,000 due and payable on the Effective Date, $10,000 of which has been paid by Borrower prior to the Effective Date and received by Bank as a good faith deposit;

(b) Unused Revolving Line Facility Fee. Payable monthly in arrears on the last day of each calendar month, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-tenth of one percent (0.10%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The average unused portion of the Revolving Line, for purposes of this calculation, shall be equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and

(c) Bank Expenses. All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, promptly following demand by Bank). Bank shall use its best efforts to keep such attorneys’ fees and expenses under $15,000.

(b) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.6 pursuant to the terms of Section 2.7(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.6.

2.7 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day solely for the purposes of calculating interest and fees. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts maintained by Bank, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank under this Agreement when due. These debits shall not constitute a set-off.

2.8 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.

2.9 Reserves.

(a) The initial Reserves as of the Effective Date are nil.

(b) Bank may hereafter establish additional Reserves or revise any of the Reserves in effect on the Effective Date, in the exercise of its Permitted Discretion.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received each of the following (which, in the case of any executed document or certificate, shall be telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) delivered prior to or on the Effective Date, and, to the extent that originals are required, such originals shall be delivered to Bank within 10 days of the Effective Date):

(a) duly executed original signatures to this Agreement;

(b) the Operating Documents and certificate of compliance (or equivalent) of Borrower and the Canadian Guarantor, certified by Industry Canada (or equivalent authority) from the jurisdiction of formation or continuance, as the case may be, of each of them, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) the Operating Documents of each Guarantor organized under the laws of the United States, and to the extent applicable, certified by the appropriate Governmental Authority as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) true copies of duly executed Borrowing Resolutions for Borrower and each Guarantor, each certified by the original signature of an officer;

(e) a duly executed PPSA confirmation letter from Solotech Inc. limiting its PPSA registration to specific equipment and proceeds therefrom;

(f) a duly executed PPSA confirmation letter from Royal Bank of Canada limiting its PPSA registration to the amount of CAD$1,500,000;

(g) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(h) duly executed original officer’s certificate for Borrower and the Canadian Guarantor, in a form reasonably acceptable to Bank;

(i) legal opinions of Skadden, Arps, Slate, Meagher & Flom LLP and Stikeman Elliott LLP, special counsel for Borrower and Guarantors, each dated as of the Effective Date and each with duly executed original signature;

(j) the duly executed original signatures to the Guaranty of each U.S. Guarantor and the Guarantee of the Canadian Guarantor;

(k) evidence reasonably satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(l) payment of the fees and Bank Expenses then due as specified in Section 2.6 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Transaction Report pursuant to Section 3.4;

(b) the representations and warranties of Borrower in this Agreement shall be true, accurate, and complete in all material respects on the applicable Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.; and

(d) Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver. (a) Borrower agrees to deliver to Bank each item required to be delivered to Bank under Section 3.1 and 3.2 hereof as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b) Notwithstanding Section 3.3(a) above, within sixty (60) days of the Effective Date (or such longer period as Bank shall agree), Borrower agrees to deliver to Bank:

1. (a) an account control agreement by PNC Bank N.A. with respect to Borrower in favor of Bank, or evidence that Borrower’s PNC Bank N.A. account has been closed; and

2. an account control agreement executed by Morgan Stanley Smith Barney LLC with respect to Securities Accounts of Shopify LLC (other than Excluded Accounts) maintained with Morgan Stanley Smith Barney LLC, in favor of Bank.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable if provided on the Funding Date) by electronic mail by 12:00 p.m. Eastern time on the Funding Date of the Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer together with such other reports and information evidencing the financial information provided in the applicable Transaction Report as Bank may reasonably request in its discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest and Releases.

(a) Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b) Borrower acknowledges that it has entered into a Bank Services Agreement, and may in the future enter into other Bank Services Agreements, with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).

(c) Subject to Section 4.1(d), Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized or otherwise secured in accordance with this Section 4.1(c)) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized or otherwise secured in accordance with this Section 4.1(c)) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (i) all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), except for Bank Services, are satisfied in full, and (ii) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral or other security acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral or other security in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit (collectively, “Letter of Credit Reserves”).

(d) Upon any Transfer by Borrower or any of its Subsidiaries of any Collateral that is permitted pursuant to Section 7.1 to any Person that is not a Subsidiary Bank’s Lien in such Collateral shall be automatically released.

(e) At the request and sole expense of Borrower following any such termination or release provided in this Section 4.1, Bank shall deliver to Borrower any Collateral held by it hereunder, and execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination or release, including, but not limited to, executing and delivering to Borrower, at Borrower’s expense, all Uniform Commercial Code and PPSA termination statements and similar documents.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that subject to the exceptions and limitations described herein, and in the other Loan Documents, the security interests granted pursuant to this Agreement constitute a legal and valid first registered security interest in favor of Bank, securing the payment and performance of the Obligations and upon completion of the filings and other actions specified in Schedule 4.2 and payment of all filing fees, will constitute first registered perfected security interests in all of such Collateral, prior to all other Liens on the Collateral except for Permitted Liens, in each case to the extent perfection may be achieved by such filings and actions. If Borrower shall acquire a commercial tort claim known by Borrower to be in existence in an amount reasonably estimated in good faith by Borrower that exceeds One Million Dollars ($1,000,000), Borrower shall promptly notify Bank in a writing signed by an Authorized Signer of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, with copies of such statements to be delivered to Borrower or its legal counsel, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor, whether now owned or hereafter acquired” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower has previously delivered to Bank a completed certificate signed by an Authorized Signer entitled “Perfection Certificate”. Borrower represents and warrants to Bank, in each case as of the date hereof, that (a) Borrower’s exact legal name is that indicated in the Perfection Certificate and on the signature page hereof; (b) Borrower is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower has not, in the past five (5) years, changed its name, jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction, except as set forth in the Perfection Certificate; and (f) all other information set forth in the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate in any material respect any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or where failure to take such action, make such filing or registration or obtain such qualification or Governmental Approvals would not reasonably be expected to have a Material Adverse Effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. As of the date hereof, Borrower has no Deposit Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Deposit Accounts of Borrower described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of, and to the extent required by, Section 3.3(b) or Section 6.8(b), as applicable. The Accounts that generate Recurring Revenue included in the Borrowing Base are bona fide, existing obligations of the Account Debtors.

None of the components of the Collateral constituting Inventory or Equipment shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Sections 7.1 or 7.2.

All Inventory of Borrower is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower. Each Patent which the Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.

5.3 Customer Accounts. For any customer Account that generates Recurring Revenue included in the Borrowing Base, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such customer Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each customer Account that generates Recurring Revenue included in the Borrowing Base shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are customer Accounts that generate Recurring Revenue included in the Borrowing Base. To Borrower’s knowledge, (i) all signatures and endorsements on all documents, instruments, and agreements relating to all customer Accounts that generate Recurring Revenue included in the Borrowing Base are genuine, and (ii) all such documents, instruments and agreements related to customer Accounts generating Recurring Revenue included in the Borrowing Base are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each customer Account, and there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of such date or for such period, as applicable. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital in relation to its business after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) is in compliance in all material respects with all Requirements of Law, and (b) is not in violation of any Requirements of Law the violation of which could reasonably be expected to have a Material Adverse Effect. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than as could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to obtain such consents, approvals and authorizations or make such declarations or filings and give such notices could not reasonably be expected to have a Material Adverse Effect.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, provincial and local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes, assessments, deposits and contributions are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or except where the failure to file or make such payments could not reasonably be expected to have a Material Adverse Effect.

To the extent Borrower defers payment of any material contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower that could reasonably be expected to have a Material Adverse Effect. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely (i) as working capital and (ii) to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower (other than projections, pro forma financial information and information of a general economic or industry nature) in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by

Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Except as otherwise permitted in Section 7.2 or 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in each of their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral. Upon request by Bank, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) a Transaction Report (and any schedules related thereto) which includes, among other things, Recurring Revenue (i) with each request for an Advance and (ii) within thirty (30) days after the end of each month, unless either (A) no Advances are outstanding or (B) Borrower’s Adjusted Quick Ratio is equal to or greater than 2.00, (such conditions (A) or (B) referred to herein as “Extended Reporting Conditions”), in which case Borrower shall provide a Transaction Report quarterly within forty-five (45) days after the end of each fiscal quarter;

(b) within thirty (30) days after the end of each month (or quarterly no later than forty-five (45) days after the end of each fiscal quarter if any one of the Extended Reporting Conditions is satisfied), monthly or quarterly reports, as the case may be, of the following: (i) accounts receivable agings, aged by invoice date, (ii) accounts payable agings, aged by invoice date, and (iii) a Deferred Revenue report and general ledger;

(c) within thirty (30) days after the last day of each month (or quarterly no later than forty-five (45) days after the end of each fiscal quarter if any one of the Extended Reporting Conditions is satisfied), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month or fiscal quarter, as the case may be, certified by a Responsible Officer and in a form acceptable to Bank (the “Financial Statements”) (it being agreed that delivery of the Borrower’s Quarterly Report on Form 10-Q or interim financial statements accompanied by management’s discussion and analysis on Form 51-102F1 will satisfy this requirement, which such reports shall be deemed to have been delivered hereunder on the date on which Borrower files such reports with the SEC or with the applicable Canadian securities regulatory authorities, as applicable);

(d) within thirty (30) days after the last day of each month (or quarterly no later than forty-five (45) days after the end of the fiscal quarter if any one of the Extended Reporting Conditions is satisfied) and together with the Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month or fiscal quarter, as the case may be, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenant set forth in Section 7.11 as of the last day of the applicable fiscal quarter and such other information as Bank may reasonably request;

(e) within thirty (30) days after the end of each fiscal year of Borrower, or more frequently, as updated in any material manner, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f) promptly after becoming available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from PricewaterhouseCoopers LLP or such other independent certified public accounting firm of recognized national standing selected by Borrower and, solely if such accounting firm is not a “Big 4” accounting firm, reasonably acceptable to Bank (it being agreed that delivery of the Borrower’s Annual Report on Form 10-K or annual audited financial statements accompanied by management’s discussion and analysis on Form 51-102F1 will satisfy this requirement, which such reports shall be deemed to have been delivered hereunder on the date on which Borrower files such reports with the SEC or with the applicable Canadian securities regulatory authorities, as applicable);

(g) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, as the case may be;

(h) within five (5) Business Days after delivery, copies of all material reports and notices made available to holders of Material Subordinated Debt (to the extent not otherwise provided pursuant to this Agreement);

(i) prompt notice of any legal action pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of $500,000 or more; and

(j) promptly, and in any event within three (3) Business Days after reasonable request by Bank (one (1) Business Day after the occurrence and during the continuance of an Event of Default), other financial information relating to Borrower and its Subsidiaries reasonably requested by Bank.

Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank Transaction Reports and schedules of accounts receivable agings, as provided in Section 6.2(a) and (b); provided, however, that Borrower’s failure to deliver the same shall not affect or limit Bank’s Lien on Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If reasonably requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request after an Event of Default which is continuing, originals, if executed originals were provided) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments and chattel paper owned by Borrower with an individual value greater than $250,000, in the same form as received, with all necessary endorsements.

(b) Disputes. Borrower shall, as soon as practicable, notify Bank of all material disputes relating to Accounts generating Recurring Revenue included in the Borrowing Base. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, so long as after taking into account all such discounts, settlements and forgiveness and any prepayments of Advances, the total principal amount of outstanding Advances will not exceed the lesser of the Revolving Line or the then applicable Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts.

(d) Verification. After the occurrence and during the continuation of an Event of Default, Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account.

(e) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. After the occurrence and during the continuation of an Event of Default, except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any tangible Collateral to Bank not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof. After the occurrence and during the continuation of an Event of Default, Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes.

(a) Pay, discharge or otherwise satisfy before they become delinquent, all of its taxes imposed by law on Borrower of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower, or except where the failure to pay, discharge or otherwise satisfy such taxes would not (i) reasonably be expected to have a Material Adverse Effect or (ii) result in the imposition of a Lien or other similar encumbrance on the assets of Borrower.

(b) File or cause to be filed all federal, state, income and all foreign and other tax returns that are required to be filed, unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower or except where the failure to file such taxes would not reasonably be expected to have a Material Adverse Effect.

6.6 Access to Collateral; Books and Records. If, at any time before the Revolving Line Maturity Date, (a) the Adjusted Quick Ratio is less than 2.00, (b) the Availability Amount is less than the outstanding principal balance of any Advances, or (c) there is an Event of Default, then on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Notwithstanding anything to the contrary in this Section 6.6, none of Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Bank is prohibited by law or any binding agreement with an unaffiliated third party not entered into in contemplation hereof. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once before the Revolving Line Maturity Date unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be $850 per examiner per day for any inspection occurring before the Revolving Line Maturity Date (Bank may reasonably adjust such charge for inspections occurring after the Revolving Line Maturity Date), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.

(c) At Bank’s request, Borrower shall deliver copies of its insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain, and cause its subsidiaries to maintain, a portion of each of their operating and investment accounts located in the United States with Bank and/or Bank’s Affiliates. Subject to the preceding sentence and Section 6.8(b) below, Borrower may maintain its operating and other deposit accounts located in the United States or Canada with one or more financial institutions of Borrower’s choice.

(b) Provide Bank five (5) days prior written notice before establishing any additional Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. Except as otherwise agreed by Bank, for each Collateral Account that is not an Excluded Account or not at or with Bank, Borrower shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank.

6.9 Reserved.

6.10 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Reserved.

6.13 Reserved.

6.14 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary that is not an Immaterial Subsidiary after the Effective Date, at Bank’s sole discretion, Borrower shall (a) cause such new Subsidiary to provide to Bank a Guarantee whereby such Subsidiary becomes a Guarantor thereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary to the extent required by the Loan Documents), (b) upon request from Bank, provide to Bank appropriate certificates (if any) and powers, pledging all of the equity interest in such new Subsidiary owned by Borrower, and (c) provide to Bank all other documentation reasonably requested by it in connection therewith in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

6.15 Further Assurances. Subject to the limitations and exceptions contained in the Loan Documents, execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received by Borrower, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a Material Adverse Effect.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers

(a) of Inventory in the ordinary course of business;

(b) of worn-out or obsolete assets that are, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(c) consisting of Permitted Liens and Permitted Investments;

(d) consisting of distributions and dividends pursuant to Section 7.7;

(e) consisting of the sale or issuance of any equity interests of Borrower not constituting a Change of Control;

(f) consisting of Borrower’s or a Subsidiary’s use or transfer of money or Cash Equivalents in the ordinary course of its business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(g) of non-exclusive licenses, sub-licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(h) consisting of compromise, settlement or discounting of delinquent accounts in the ordinary course of business;

(i) of assets by Borrower or any Subsidiary to Borrower or to any Guarantor;

(j) of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Transfer are promptly applied to the purchase price of such replacement property;

(k) consisting of termination of leases, subleases, licenses and sublicenses in the ordinary course of business and which do not materially interfere with the business of Borrower and its Subsidiaries taken as a whole and would not reasonably be expected to have a Material Adverse Effect;

(l) of assets pursuant to casualty or condemnation events;

(m) consisting of leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(n) consisting of the lapse or abandonment of Intellectual Property rights in the ordinary course of business which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(o) of assets by any Subsidiary which is not a Guarantor to any other Subsidiary which is not a Guarantor; and

(p) of any other assets so long as no Event of Default exists; provided that the aggregate fair market value (as determined by Borrower in good faith) of all such assets shall not exceed $250,000 in any fiscal year.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and its Subsidiaries, as applicable, or reasonably related thereto; (b) liquidate or dissolve, except that (i) any Subsidiary which is not a Guarantor or (ii) with Bank’s prior written consent, any Guarantor, may liquidate or dissolve to the extent Borrower reasonably determines that the continued existence of such Subsidiary is no longer in the best interests of Borrower and its Subsidiaries; or (c) (i) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after such Key Person’s departure from Borrower; or (ii) enter into any transaction or series of related transactions which would constitute a Change of Control.

Borrower shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

In no event shall an initial public offering of stock, in and of itself, by the Borrower constitute an Event of Default, a Change of Control or breach hereof, or otherwise be prohibited by the covenants hereto.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge with or consolidate into any other Person, except with or into a Subsidiary or Borrower or pursuant to a Transfer permitted under Section 7.1, as the case may be, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) except for Permitted Acquisitions or any other Permitted Investment. A “Permitted Acquisition” is an acquisition by Borrower, directly or indirectly through a Subsidiary of all or substantially all of the assets or equity interest or a business or division of another company or companies (collectively, the “Target”) provided that (a) Target is engaged in a similar or complementary line of business as Borrower both immediately prior to and after giving effect to such acquisition, (b) such acquisition is non-hostile in nature, (c) Borrower is able to demonstrate pro forma compliance with the financial covenant in Section 7.11 hereof immediately before and immediately after giving effect to such acquisition, (d) the total cash consideration used by Borrower in connection with any such acquisitions does not exceed Ten Million Dollars ($10,000,000) in the aggregate, including all applicable Permitted Indebtedness pursuant to clause (m) of the definition of “Permitted Indebtedness” hereof, (e) concurrently with, or prior to, the consummation of such acquisition, Borrower delivers to Bank evidence that the assets of Target are free and clear of all Liens, other than Permitted Liens, and (f) no Indebtedness, other than Permitted Indebtedness, shall be assumed or incurred by Borrower in connection with such acquisition.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts (other than assignments or sales to Borrower or a Guarantor) or permit any of its Subsidiaries to do so, except for Permitted Liens; permit any Collateral not to be subject to the first priority security interest granted herein except for Permitted Liens; or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except

(a) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” hereof;

(b) prohibitions by reason of customary provisions contained in licenses, sub-licenses and similar agreements entered into in the ordinary course of business;

(c) prohibitions by reason of customary provisions in joint venture or partnership agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(d) prohibitions by reason of any applicable laws, rule, regulation or order or required by any Governmental Authority having jurisdiction over Borrower or any Subsidiary;

(e) any restrictions imposed pursuant to contracts for the sale of Intellectual Property that impose restrictions on such Intellectual Property to be sold; provided that such sale of Intellectual Property is permitted hereunder;

(f) customary provisions restricting assignment of any contract entered into by Borrower or any Subsidiary; and

(g) any agreement or instrument of a Person acquired as permitted hereunder, which restriction is not applicable to any Person or the Intellectual Property of any Person, other than the Person or the Intellectual Property of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account not in existence on the date hereof except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment in respect of Borrower’s capital stock or redeem, retire or purchase any of Borrower’s capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements (each a “Share

Repurchase”) so long as an Event of Default does not exist at the time of such Share Repurchase and would not exist after giving effect to such Share Repurchase, provided that (A) the aggregate amount of all such Share Repurchases shall not exceed One Hundred Thousand Dollars ($100,000) per fiscal year, or (B) if Borrower’s Adjusted Quick Ratio for the applicable period is equal to or greater than 2.0 and will not be less than 2.0 after any Share Repurchase, the aggregate amount of such Share Repurchases shall not exceed One Million Dollars ($1,000,000) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions among Borrower and any of its Subsidiaries which are Guarantors or any entity that becomes a Subsidiary and Guarantor as a result of such transaction or among Subsidiaries which are Guarantors or among Subsidiaries which are not Guarantors; (c) reasonable and customary fees paid to (including customary indemnities in respect of) members of the board of directors (or similar governing body) of Borrower or any of its Subsidiaries; (d) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business as approved by, or the approval of which is delegated by, the board of directors (or similar governing body) of Borrower or any Subsidiary; (e) the performance of obligations under any employment contract, collective bargaining agreement, employee benefit plan or similar arrangement approved by the board of directors (or similar governing body) of Borrower or any Subsidiary; (f) the payment of distributions and dividends and repurchases to the extent permitted by Section 7.7 and the making of Permitted Investments; and (g) the transactions contemplated by the Loan Documents.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of any subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject; provided that any payment on account of Subordinated Debt in excess of amounts permitted under the applicable Subordination Agreement or other similar agreement to which such Subordinated Debt is subject shall require the Bank’s prior written consent in each instance, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose in violation of Regulation U; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in a Material Adverse Effect, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Financial Covenant. Permit the Adjusted Quick Ratio, on a consolidated basis for Borrower and its Subsidiaries, as of the last day of any fiscal quarter, to be less than 1.25: 1.00.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line

Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.7 or 6.10, or violates any covenant in Section 7;

(b) Borrower fails or neglects to perform any obligation in Section 6.2, and as to any such default that can be cured, has failed to cure the default within five (5) Business Days after the occurrence thereof; or

(c) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to the financial covenant in Section 7.11 or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, all or a material portion of the assets of Borrower or a Subsidiary, or (ii) a notice of lien or levy is filed against all or a material portion of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and, is not within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any thirty (30) day cure period, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent and Borrower fails to be solvent as described under Section 5.6 hereof; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement evidencing Indebtedness in a principal amount in excess of Five Hundred Thousand Dollars ($500,000) (other than the Obligations) to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000) or (b) any default by Borrower or any Guarantor in respect of such Indebtedness that has not been cured or waived within the applicable cure period, the result of which could reasonably be expected to have a Material Adverse Effect;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any Subordination Agreement shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect except as terminated pursuant to the terms thereof, or Borrower shall be in material breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder (except as terminated or waived pursuant to the terms thereof), or the Obligations shall not have the priority contemplated by this Agreement or any Subordination Agreement; or

8.10 Governmental Approvals. Any material Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Effect, or (ii) adversely and materially affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to have a Material Adverse Effect.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to at least 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn, or 110% of the Dollar Equivalent of the face amount of the aggregate amount of all such Letters of Credit if such Letters of Credit are denominated in a Foreign Currency (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any foreign exchange forward contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Subject to the terms of the applicable lease agreement, Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1(h), Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books;

(k) obtain from any court of competent jurisdiction an order for the sale or foreclosure of any or all of the Collateral;

(l) appoint in writing a receiver or receiver and manager (a “Receiver”) for all or any part of the Collateral who shall be vested with all of the Bank’s rights and remedies under this Agreement, at law or in equity. Any such Receiver, with respect to responsibility for its acts, shall, to the extent permitted by applicable law, be deemed to the agent of the Borrower and not the Bank;

(m) obtain from any court of competent jurisdiction an order for the appointment of a Receiver of the Borrower or of any or all of the Collateral;

(n) realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, on such terms and conditions as the Bank may deem advisable and at such prices as it may deem best; and

(o) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of

Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail or Canada Post, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Shopify Inc.
150 Elgin Street, Suite 800
Ottawa, Ontario, K2P 1L4, Canada
Attn: General Counsel
Fax: (877) 350-6191
Email: legal@shopify.com

with a copy to, which shall not constitute notice:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave, Suite 3200
Los Angeles, California 90071, USA
Attn: Kristine Dunn
Fax: (213) 621-5493
Email: kristine.dunn@skadden.com

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, MA 02466, USA
Attn: Mr. Christopher Leary
Fax: (617) 527-0177
Email: cleary@svb.com

with a copy to, which shall not constitute notice:

Aird & Berlis LLP
181 Bay Street, Suite 1800
Toronto, Ontario, M5J 2T9, Canada
Attn: Mr. Tony Gioia
Fax: (416) 863-1515
Email: tgioia@airdberlis.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL

OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12 GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized or otherwise secured in accordance with Section 4.1(b) of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized or otherwise secured in accordance with Section 4.1(b) of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of but upon notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (in the case of any sale, transfer or assignment, pursuant to customary documentation in which such assignee or transferee agrees to be bound as Bank under this Agreement). Notwithstanding the foregoing, in the absence of an Event of Default which is continuing, Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for any such sale, transfer or assignment to any competitor of Borrower or any Subsidiary.

12.3 Indemnification.

(a) General Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all reasonable and documented losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions contemplated by the Loan Documents (including reasonable and documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct or material breach of this Agreement under the Loan Documents.

(b) Judgment Currency; Currency Indemnification. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Upon written notice to Borrower Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of such information may be made: (a) if necessary in connection with fulfillment of its obligations under this Agreement, to Bank’s Subsidiaries or Affiliates on a confidential basis (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; provided that Bank will use commercially reasonable efforts to notify Borrower in advance of such disclosure to the extent permitted by applicable law; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) if necessary, to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank (unless such disclosure is known to have violated a confidentiality obligation), or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the Bank shall be entitled to recover its reasonable and documented attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accounts Receivable” are amounts that under GAAP should be included on that date as accounts receivable on Borrower’s balance sheet.

“Adjusted Quick Ratio” is (i) unrestricted cash, Cash Equivalents and Short-Term Investments of Borrower and its Subsidiaries plus Accounts Receivable of Borrower and its Subsidiaries (net of any bad debt allowance) divided by (ii) Current Liabilities minus the current portion of Deferred Revenue plus, without duplication, all Indebtedness owing by Borrower and its Subsidiaries to Bank including without limitation all Letters of Credit, in each case on a consolidated basis for Borrower and its Subsidiaries.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line, including any Overadvance.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with such Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. As used herein “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” is defined in the preamble hereof.

“Agreement Currency” is defined in Section 12.3(b).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

The following definitions are utilized in calculating and determining the Availability Amount:

“Advance Rate” is four hundred percent (400%); provided that Bank may reduce the foregoing Advance Rate based on events or conditions as determined by Bank using its good faith business judgment.

“Borrowing Base” is the product of (i) Advance Rate, multiplied by (ii) the prior month’s Recurring Revenue.

“Recurring Revenue” is (a) Borrower’s revenue which arises in the ordinary course of Borrower’s business that (i) meets all of Borrower’s representations and warranties described in Section 5.3 and (ii) is or may be due and owing from Account Debtors, minus (b) any discounts, credits, reserves for bad debt, customer adjustments, or other offsets. Recurring Revenue specifically excludes (x) revenue or accounts receivable based on payment processing or the sale of inventory, goods or equipment, and (y) revenue received due to one-time, non-recurring transactions, installation, and/or set-up fees.

“Bank” is defined in the preamble hereof.

“Bank’s Affiliates” are Silicon Valley Bank Securities and Silicon Valley Bank Asset Management.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Bank with respect to Borrower under the Loan Documents.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, and still existing at the time of determination, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and provincial tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or such equivalent governing body (and, if required under the terms of such Person’s Operating Documents, stockholders or other equityholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by an authorized officer, director or member, as applicable on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means cash equivalents that should, under GAAP, be classified as cash equivalents on Borrower’s balance sheet.

“Change of Control” means the acquisition, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than any Permitted Holder), of equity interests in Borrower representing (x) more than 40% of the aggregate ordinary voting power represented by the issued and outstanding equity interests in Borrower and (y) more than the percentage of the aggregate ordinary voting power represented by the equity interests in Borrower then owned by the Permitted Holders.

“Claims” is defined in Section 12.3.

“Code” is (a) with respect to any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to any assets located in Canada, the Personal Property Security Act (Ontario) as amended and as may be further amended and in effect from time to time; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Personal Property Security Act or equivalent legislation in effect in a provincial jurisdiction other than Ontario, the term “Code” shall mean the Personal Property Security Act or equivalent legislation as enacted and in effect in such other province solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“CRA” means Canada Revenue Agency.

“Credit Extension” is any Advance, any Overadvance, letter of credit, foreign exchange forward contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange and legal tender.

“Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s balance sheet, calculated on a consolidated basis for Borrower and its Subsidiaries.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.5(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue, calculated on a consolidated basis for Borrower and its Subsidiaries.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars maintained by Borrower with Bank and designated as a “Designated Deposit Account” in the Perfection Certificate.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States, except where the terms “Canadian Dollars” or “CAD$” are used to denote lawful money of Canada.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), computer equipment, and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Account” is (i) a Deposit Account, Securities Account or Commodity Account of Borrower or any Guarantor having a balance of less than $500,000 and specifically requiring a Control Agreement or equivalent in order to perfect a security interest therein, (ii) a Deposit Account exclusively used for payroll, payroll taxes, or other employee wage and benefit payments to or for the benefit of Borrower’s or any of its Subsidiaries’ employees and identified to Bank by Borrower as such, (iii) Canadian dollar and U.S. dollar accounts held with PayPal Inc. for processing payments to third party partners related to revenue sharing for internet traffic in the ordinary course of business, (iv) Canadian dollar and U.S. dollar accounts held with Wells Fargo Bank N.A. for processing credit card payments and associated fees for payments processed through Shopify Payments (Canada) Inc. and Shopify Payments (USA) Inc. in the ordinary course of business, or (v) those accounts designated as an “Excluded Account” in the Perfection Certificate.

“Extended Reporting Conditions” is defined in Section 6.2(a).

“Financial Statements” is defined in Section 6.2(c).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” means the U.S. accounting standards, as required by the FASAB Handbook of Accounting Standards and Other Pronouncements, as amended.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” or “Guaranty” is any guarantee (secured or unsecured) of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Guarantor” is any Subsidiary of Borrower other than any Immaterial Subsidiary. The Guarantors as of the Effective Date are Shopify Payments (Canada) Inc., Shopify Data Processing (USA) Inc., Shopify Payments (USA) Inc., and Shopify LLC.

“Hedge Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Immaterial Subsidiary” means, at any date of determination, each of Borrower’s Subsidiaries (a) that is an inactive Subsidiary, or (b) whose total assets at the last day of the most recent fiscal quarter for which financial statements have been delivered to Bank were equal to or less than 5% of consolidated total assets of Borrower and its Subsidiaries at such date and is not generating Recurring Revenue or Accounts Receivable.

“Indebtedness” of any Person is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations of such Person in respect of any of the foregoing.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is, as to any Person, any beneficial ownership interest in any other Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any other Person.

“Judgment Currency” is defined in Section 12.3(b).

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Tobias Lütke as of the Effective Date and (b) Chief Financial Officer, who is Russell Jones as of the Effective Date.

“Letter of Credit” means a standby letter of credit issued by Bank based upon an application, guarantee, indemnity or similar agreement on the part of Bank.

“Letter of Credit Reserves” has the meaning set forth in Section 4.1.

“Lien” is a mortgage, deed of trust, levy, charge in the nature of a security interest, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement relating to Subordinated Debt, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral, to the extent required by the Loan Documents, or in the value of such Collateral; (b) a material adverse change in the business, operations or financial condition of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the Borrower’s ability to pay the Obligations.

“Material Adverse Effect” means a material adverse effect on the business, operations, or financial condition of Borrower and its Subsidiaries taken as a whole.

“Material Subordinated Debt” means Subordinated Debt having an aggregate outstanding principal amount in excess of $1,000,000.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Letters of Credit (including reimbursement obligations for drawn and undrawn Letters of Credit and Letter of Credit Reserves), cash management services, and foreign exchange forward contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents and good standing certificate(s), as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.3.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” is defined in Section 7.3.

“Permitted Discretion” shall mean a determination made by Bank in good faith in the exercise of its reasonable (from the perspective of a secured lender) business judgment.

“Permitted Holders” means each of (a) BVP VII Special Opportunity Fund L.P., (b) 7910240 Canada Inc.; (c) FirstMark Capital I, L.P.; (d) Bessemer Venture Partners VII L.P.; (e) Klister Credit Corp.; (f) OMERS Ventures II, L.P.; (g) Bruce McKean; (h) James Lake; (i) Georgian Partners I GP Inc.; (j) Bessemer Venture Partners VII Institutional L.P.; (k) Insight Venture Partners VIII, L.P.; (l) Insight Venture Partners (Delaware) VIII, L.P.; (m) Insight Venture Partners (Cayman) VIII, L.P.; (n) Georgian Partners II GP Inc.; (o) Georgian Growth Fund 1 LP; (p) Insight Venture Partners (Co-Investors) VIII, L.P.

“Permitted Indebtedness” is:

(a) the Obligations;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate, including without limitation that certain cash secured line of credit with Royal Bank of Canada limited to One Million Five Hundred Thousand Canadian Dollars (CAD$1,500,000);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness of (i) any Guarantor to Borrower or another Guarantor, (ii) Borrower to a Guarantor, (iii) a Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor, or (iv) any Subsidiary that is not a Guarantor to Borrower or a Guarantor to the extent that such Indebtedness is permitted as an Investment pursuant to the definition of “Permitted Investments”;

(g) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h) guarantees by Borrower or any Subsidiary of any Indebtedness of Borrower or any Guarantor which is permitted under this definition and (ii) guarantees by Borrower or any Subsidiary of any liabilities or other obligations (other than Indebtedness) of Borrower or any Guarantor so long as Borrower or such other Subsidiary is not prohibited from incurring such liabilities by the terms of this Agreement;

(i) Indebtedness of Borrower or any Subsidiary entered into in the ordinary course of business pursuant to a Hedge Agreement; provided that such arrangements are not for speculative purposes;

(j) Indebtedness representing deferred compensation to employees, officers, directors, managers or consultants incurred in the ordinary course of business;

(k) Indebtedness consisting of guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations;

(l) Indebtedness incurred in respect of letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments, including in respect of workers compensation claims, health, disability, unemployment or other employee benefits, pension obligations, other social security obligations, or property, casualty, liability or other insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, in each case in respect of obligations arising in the ordinary course of business;

(m) Indebtedness of any Person that becomes a Subsidiary of Borrower or any Subsidiary in connection with a Permitted Acquisition (and the replacement, extension or renewal of such Indebtedness); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) if such Indebtedness does not fall into any other category of Permitted Indebtedness then the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time outstanding;

(n) other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; and

(o) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or any Subsidiary;

(d) Investments consisting of deposit accounts;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction or Permitted Acquisition permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) other Investments made after the Effective Date, the aggregate cash consideration for which shall not exceed $2,500,000;

(k) Investments in any Guarantor or Borrower;

(l) Investments consisting of workers compensation, utility, lease and similar deposits made in the ordinary course of business;

(m) intercompany loans to the extent permitted under the definition of “Permitted Indebtedness” hereof;

(n) Hedge Agreements which constitute Investments;

(o) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p) Permitted Acquisitions and Investments held by Borrower or a Subsidiary acquired after the Effective Date in accordance with a Permitted Acquisition; and

(q) Investments by any Subsidiary which is not a Guarantor in any other Subsidiary which is not a Guarantor.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment or other property acquired or held by Borrower or any Subsidiary incurred for financing the acquisition of the Equipment or other property and Liens in connection with capital leases securing obligations of no more than Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment or other property when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment or other property;

(d) Liens of carriers, warehousemen, suppliers, mechanics, landlords or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to personal property and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by CRA or ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase unless otherwise permitted hereunder;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s or any Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s or any Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(h) non-exclusive license or sub-license of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) purported Liens evidenced by the filing of precautionary Uniform Commercial Code or Personal Property Security Act financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(k) Liens existing on any assets or properties of a Person existing at the time such Person becomes a Subsidiary of Borrower or any Subsidiary after the date hereof (and the replacement, extension or renewal of such Lien on the same assets); provided that (i) such Lien is not created in contemplation of or in connection with a Permitted Acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien shall secure only the Indebtedness permitted under the definition of “Permitted Indebtedness” hereof;

(l) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m) other Liens securing obligations outstanding in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time;

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(o) Liens on cash earnest money deposits made in connection with a letter of intent or purchase agreement with respect to a Permitted Acquisition.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPSA” means the Personal Property Security Act (Ontario).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in accordance with Section 2.9, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer and Chief Platform Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is TWENTY-FIVE MILLION DOLLARS ($25,000,000) or such lower amount as reduced pursuant to Section 2.2(c)(ii).

“Revolving Line Maturity Date” is March 11, 2016, which date is 364 days after the Effective Date.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Short-Term Investments” means short-term investments that should, under GAAP, be classified as short-term investments on Borrower’s balance sheet.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subordination Agreement” is each agreement, in form and substance satisfactory to Bank in its sole discretion, evidencing the subordination of the Subordinated Debt to the Obligations under this Agreement.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Target” is defined in Section 7.3.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s balance sheet, including all Indebtedness and the current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt, all calculated on a consolidated basis for Borrower and its Subsidiaries.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.6(b).

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be executed by Borrower in the United States of America. In addition, this Agreement is being executed by Borrower under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

SHOPIFY INC.

By:	/s/ Russell Jones
Name:	Russell Jones
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Christopher Leary
Name:	Christopher Leary
Title:	VP

Schedule 4.2

Filings and Other Actions

Type of Filing	Jurisdiction
PPSA Financing Statement	Ontario

Other Actions

1.	None.

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property, whether now owned or hereafter acquired:

All goods, Accounts (including health-care-insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, guaranteed investment certificates, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any interest of Borrower (a) in any Excluded Account, (b) in assets as to which granting or perfecting security interest in such Collateral would violate any applicable law, rule or regulation or contract, (c) as a lessee under (i) any lease of real property, or (ii) an Equipment or other personal property lease or license if Borrower is prohibited by the terms of such lease or license from granting a security interest in such lease or license or under which such an assignment or Lien would cause a default to occur under such lease or license; provided, however, that upon termination of such prohibition, such interest in any Equipment or other personal property lease or license shall immediately become Collateral without any action by Borrower or Bank, (d) in any assets as to which Bank and Borrower agree in writing that the costs of obtaining a Lien therein are excessive in relation to the value to Bank of the security afforded thereby, including any assets located in Quebec, and (e) any Intellectual Property, provided however, (i) the Collateral shall include all Accounts acquired from the sale, lease, license or other disposition of, and all other proceeds of Intellectual Property, and (ii) if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT A.1 – NEGATIVE PLEDGE

Pursuant to the terms of Section 7.5 of the Loan and Security Agreement, Borrower has entered into a certain negative pledge arrangement with Bank and has agreed, subject to certain exceptions, not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B - COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	SHOPIFY INC.

The undersigned authorized officer of SHOPIFY INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in compliance for the fiscal [month][quarter][year] ending                      with all required covenants in the Agreement except as noted below; (2) there are no Events of Default on the date hereof except as noted below; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date were true, accurate and complete in all material respects as of such date; (4) Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement or except where the failure to file or make such payments could not reasonably be expected to have a Material Adverse Effect; and (5) no Liens (other than Permitted Liens) have been levied or material claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Each of the documents required to be delivered by Borrower at the time of delivery of this Compliance Certificate pursuant to Section 6.2 of the Agreement are attached hereto (unless delivery of such documents has been otherwise satisfied pursuant to Section 6.2 of the Agreement) supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Financial Statements with Compliance Certificate	Monthly within 30 days, or quarterly within 45 days if (A) no Advances are outstanding or (B) Adjusted Quick Ratio is at least 2.00 (the “Extended Reporting Conditions”)	Yes No

Monthly Transaction Report and Recurring Revenue Report	Monthly within 30 days, or quarterly within 45 days under any one of the Extended Reporting Conditions	Yes No

Monthly Accounts Receivable, Payable Reports and Deferred Revenue report and general ledger	Monthly within 30 days, or quarterly within 45 days under any one of the Extended Reporting Conditions	Yes No

Annual financial statement (Audited)	FYE within 180 days	Yes No

Board-approved projections	FYE within 30 days	Yes No

Other Matters

Financial Covenant	Required	Actual	Complies
Maintain as indicated:
Adjusted Quick Ratio (see Section 7.11)	1.25		Yes No

[Continued on following page.]

Performance Pricing		Applies
Adjusted Quick Ratio > 2.00	Prime - 0.25%	Yes No
Adjusted Quick Ratio < 2.00	Prime + 0.25%	Yes No

The financial covenant analysis and information set forth in Schedule 1 attached hereto is true and accurate as of the date of this Certificate.

Have there been any amendments of or other changes to the Operating Documents of Borrower? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

Have there been any changes to the capitalization table of Borrower? If yes, provide copies of the capitalization table of the Borrower with this Compliance Certificate. (This item is not required after an initial public offering of the stock of Borrower.)	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

SHOPIFY INC.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER

Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenant of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Adjusted Quick Ratio (Section 7.11)

Required: An Adjusted Quick Ratio, tested quarterly as of the last day of each fiscal quarter, of at least 1.25

Actual:

A.	Aggregate value of the unrestricted cash, Cash Equivalents and Short-Term Investments of Borrower and its Subsidiaries	$
B.	Aggregate value of the net Accounts Receivable of Borrower and its Subsidiaries (net of any bad debt allowance)	$
C.	Quick Assets (the sum of lines A and B)	$

D.	Current Liabilities	$

E.	Current portion of Deferred Revenue	$

F.	all Indebtedness owing by Borrower and its Subsidiaries to Bank including without limitation all Letters of Credit (without duplication)	$
G.	Quick Liabilities (line D minus line E plus line F)	$

H.	Quick Ratio (line C divided by line G)

Is line H equal to or greater than 1.25?

No, not in compliance	Yes, in compliance

EXHIBIT C - TRANSACTION REPORT

[EXCEL spreadsheet has been provided separately from lending officer.]